Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 33-99176 and 333-40967 of Finlay Enterprises, Inc. on Form S-8 of our reports dated April 19, 2007, related to the financial statements and management’s report on the effectiveness of internal control over financial reporting, of Carlyle & Co. Jewelers, a wholly-owned subsidiary of Finlay Fine Jewelry Corporation, appearing in this Annual Report on Form 10-K of Finlay Enterprises, Inc. for the fiscal year ended February 3, 2007.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina

April 19, 2007